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                                                                  Exhibit 3(iii)

                                                                  April 25, 2001

New England Life Insurance Company
501 Boylston Street
Boston, MA 02117

Gentlemen:

In my capacity as Second Vice President and Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

   The preparation of Post-Effective Amendment No. 9 to the registration statement on Form S-6 (File No. 33-64170) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

   The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values, accumulated premiums, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for males aged 40 or 50 in the underwriting class illustrated than to prospective purchasers of Policies for males at other ages or for females. Insureds in other underwriting classes may have higher cost of insurance charges and premiums.

2. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.
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April 25, 2001

3. The illustration of net scheduled premiums and net unscheduled payments shown under the heading "Charges and Expenses-Deductions from Premiums and Unscheduled Payments" in the Prospectus contains the net scheduled premium and net unscheduled payment amounts allocated to the Variable Account for scheduled premiums and unscheduled payments of $2,000 each under a Policy with no riders and covering an insured who is not in a substandard risk or automatic issue classification.

4. The information contained in the example of how the maximum loanable amount is determined under the heading "Other Policy Features-Loan Provision" in the Prospectus is consistent with the Provisions of the Policies.

5. The information contained in the examples of how the maximum amount of cash available for withdrawal is determined, under the heading "Partial Surrender and Partial Withdrawal" in the Prospectus, is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

                                        Sincerely,

                                        /s/ James J. Reilly

                                        James J. Reilly, Jr., F.S.A., M.A.A.A.
                                        Second Vice President and Actuary